UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 16, 2008

CHANCERY RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-53142
(Commission File Number)

N/A
(IRS Employer Identification No.)

4400 Westgrove Drive, Suite 104, Dallas, Texas 75001
(Address of principal executive offices and Zip Code)

214-288-9897
Registrant's telephone number, including area code

Calle 10 No. 25 – 104, Apto 110, Medellin, Colombia
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On October 16, 2008, Rafael A. Pinedo and Jeffrey Fanning were appointed as directors of our company.

Subsequent to such appointments, on October 16, 2008, Juan Restrepo Gutierrez resigned as president and a director of our company and Rafael A. Pinedo was appointed president. Mr. Gutierrez remains as chief executive officer, chief financial officer, secretary, treasurer. In addition, Mr. Fanning was appointed vice president of exploration.

Mr. Pinedo, age 40, has over 20 years of experience in the areas of consulting, engineering, and energy. Since December 3, 1998, Mr. Pinedo has served as president and chief executive officer of Pilgrim Petroleum Corporation (PGPM.OTC and PHV on the Frankfurt Stock Exchange), an oil and gas exploration company based out of Dallas, Texas. Since December 31, 2003, Mr. Pinedo has also served as president and director of engineering and operations, for American Petroleum Corp, an Irving, Texas based operating company, and managing director of American BNP Resources LP based in Midland, Texas. Mr. Pinedo also serves as a director of CB Resources Ltd. (CNQ.ICD) a Canadian public company based in Vancouver, Canada and director at Mineral Hills Industries Ltd. a Canadian public company (TSXV.MHI), he has assisted a number of public companies in the United States, Canada and United Kingdom in energy and mineral exploration operations.

Mr. Fanning, age 40, has over 16 years of experience in engineering, field services and consulting. Mr. Fanning is currently president of Lariat Energy Corp. a field and exploration service company and was vice-president of operations at Pilgrim Petroleum Corp. (OTC.PGPM) until December 2006. Mr. Fanning worked as an operations manager for American BNP Resources LLC a drilling and operating company. Prior to this, Mr. Fanning has been involve in property development and further strategic property acquisitions and assisted a number of public companies in developing their operating plans for their exploration operations.

Our board of directors now consists of Rafael A. Pinedo and Jeffery Fanning.

There are no family relationships with any of our directors and officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHANCERY RESOURCES, INC.

/s/ Rafael A. Pinedo
Rafael A. Pinedo
President and Director

Date: October 24, 2008